EXHIBIT 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces

Refinancing of Revolving Credit Facility

Whippany, New Jersey, January 6, 2012 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced the successful amendment and restatement of the $250 million senior secured credit facility (the “Amended Revolving Credit Facility”) of its operating partnership, Suburban Propane, L.P. The new five-year Amended Revolving Credit Facility amends and restates the previous revolving credit facility dated June 26, 2009 to, among other things: (i) extend the maturity date from June 25, 2013 through January 4, 2017; (ii) reduce the borrowing rate and commitment fees; and, (iii) amend certain affirmative and negative covenants.

Proceeds from the Amended Revolving Credit Facility will be used to provide liquidity for general corporate purposes, including working capital, capital expenditures and acquisitions. The Amended Revolving Credit Facility may be increased in the future up to $400 million at the Partnership’s request, under certain circumstances. The bank syndication supporting the new facility is comprised of a diverse group of nine banks led by BofA Merrill Lynch and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Managers. BofA Merrill Lynch is serving as Administrative Agent.

In announcing the amended and restated revolving credit facility, President and CEO Michael J. Dunn, Jr. said, “We are very pleased with the outcome of this amendment to our revolving credit facility, which we have completed in advance of the expiration of our previous line of credit. By being opportunistic in today’s market environment, we have further extended our debt maturities until 2017 at lower interest rates, a testament to the strength of our balance sheet. We are very appreciative of the support provided by our Bank group, as the syndication was well oversubscribed.”

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 750,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

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